Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEvents SM

USS – Q2 2005 U.S. Shipping Partners LP Earnings Conference Call

Event Date/Time: August 03, 2005 / 11:00AM ET

CORPORATE PARTICIPANTS

 Paul Gridley

 U.S. Shipping Partners LP - CEO

 Joe Gehegan

 U.S. Shipping Partners LP - President and COO

 Al Bergeron

 U.S. Shipping Partners LP - CFO

CONFERENCE CALL PARTICIPANTS

 Manish Shoera

 Tiger Veda - Analyst

 John Freeman

 Raymond James - Analyst

 PRESENTATION

Operator

 Thank you for holding ladies and gentlemen and welcome to the U.S. Shipping Partners LP Quarter 2 2005 Conference Call. My name is Kara and I will be your coordinator for today.

(Operator instructions)

I would now like to turn the presentation over to your host for today’s conference, Mr. Paul Gridley, CEO. Please proceed sir.

 Paul Gridley  - U.S. Shipping Partners LP - CEO

 Thank you very much. Good morning and welcome to U.S. Shipping Partner LP’s second quarter 2005 earnings conference call. I’m Paul Gridley, Chairman and CEO of U.S. Shipping Partners LP. I’m joined today by Joe Gehegan, our President and COO as well as our Chief Financial Officer, Al Bergeron.

Before we begin I must remind you that our presentation contains forward-looking statements, which include any statements that are not historical facts. These statements involve risks and uncertainties including, but not limited to insufficient cash from operations, decline in demand, competition in the industry, at risk developments in the marine transport business and other factors detailed in our annual report on form 10K filed with the SEC.

If one or more of these risks our uncertainties materialize or should underlying assumptions prove incorrect actual outcomes may vary materially from those forecasted or expected. We disclaim any intention or obligation to update publicly or revise such statements whether as a result of new information, future events or otherwise except as required as by law.

If you have not received the earnings release and would like to get a copy, you may obtain one off of our web site at www.usslp.com.

Generally speaking, we are very pleased with our partnership performance for the second quarter of 2005. We continue to favorably track our previously disclosed 2005 forecast outlined in our registration statement filed October 29th, 2004. We are delighted with the success of our competitive bid resulting in the acquisition of the motor vessel Gus Darnell. Which we anticipate to be accretive to the partnership upon delivery of the vessel to us. The vessel will be drydocked in September/October of ‘05 and Joe will discuss that process in more detail further on in the call. It will then enter into our service late in the year.

We continue to be active in evaluating strategic acquisitions for our partnership and currently have a number of active initiatives underway. Our upcoming drydocks for the ITB in New York and the ITB Jacksonville will commence in September and November respectively.

We anticipate each drydock will take 50 days and cost approximately $6 million in line with our original estimates. Joe, I’d now like to turn the discussion over to you.

 Joe Gehegan  - U.S. Shipping Partners LP - President and COO

 Thanks Paul. Our average time chart equivalent rates were over $37,000 per day this quarter, compared to less than $34,000 per day in the previous year’s second quarter. Due to both contractually escalated rates as well as the stronger spot market, particularly in the chemical business. For the quarter ended June 30, 2005 our ready to run average $6,000 higher per day in the spot market than the quarter ended June 30, 2004.

This resulted in a decrease in less support receipts of $1.2 million for the 3 months ended June 30th, 2005 as compared to June 30, 2004. This is being driven by a strong US gulf to west coast market together with a tightening of supply result of additional retirements mandated by OPA 90.

The time charter market for product carriers of a similar size as our fleet remains firm at $40,000 per day for a one-year time charter. As I indicated, the chemical tankers performed better than anticipated in the second quarter as a result of additional cargoes coupled with improved voyage turn around times.

Our first articulated tug barge under construction of Senesco is currently 30 days behind scheduled. Beyond the subcontracted part of the work in an effort to make up the delay. We will continue to monitor the progress of this very closely. In addition we made a $1 million deposit to Senesco to secure a slot for the construction of a second ATB. This will be applied to the contract price. We are currently in final negotiations with several customers for this ATB as well as subsequent ATBs.

As Paul previously mentioned, we have agreed to acquire the Gus Darnell which was built in 1983 and is 32,000 dead weight doubled hulled product carrier. Delivery will be subject to final inspection underwater survey and is expected to take place between September 10th and October 10th of this year in Singapore. The vessel will be drydocked and special survey will be completed at this time. The drydock is expected to take 45 days. I will now turn the call over to Al Bergeron, our CFO.

 Al Bergeron  - U.S. Shipping Partners LP - CFO

 Thank you Joe, we are pleased with our second quarter results and remain on schedule to exceed our 2005 forecast in our registration statement. Our second quarter net income of 5.9 million represents an increase of 7.7 million from the second quarter 2004 loss of 1.8 million. The 1.8 million net loss in 2004 was principally caused by a $3.2 million charge related to refinancing our then existing credit facility. Operationally we experienced solid results.

Net voyage revenue in the second quarter 2005 was 27.2 million compared to 23.2 million in the second quarter of 2004. The increase of 4 million is attributable to the full quarter of service for the Charleston, strong utilization and TCE rates as Joe discussed earlier. These factors also contributed to an increase in operating income of 2.9 million.

Additionally in the second quarter 2005, interest expense decreased by 1.4 million due to the repayment of $93.8 million in debt in connection with our initial public offerings in November of 2004.

EBITDA which is earnings before interest, tax, depreciation and amortization for the quarter ended June 30th, 2005 with 13.1 million, compared to 6.8 million for the second quarter 2004.

As mentioned earlier, a 3.2 million charge associated with refinancing our credit facility in 2004 impacted EBITDA. The remaining increase was primarily attributable to a 2.9 million increase in operating income. General administrative expenses were approximately 600,000 greater in the second quarter 2005 due to additional costs associated with being a public entity and costs associated with the growth of our business.

Distributable cash flow as 8 million for the second quarter ended June 30th, 2005. Our cash distribution as declared by our board of directors will be 6.3 million or $0.45 per unit. The distribution is payable on August 15th to unit holders of record on August 9th. Our distribution coverage for the second quarter was 1.27.

In closing our year to date financial performance was strong with an average distribution coverage ratio of 1.26. It is important to note that during the period, none of our vessels were out of service for an extended period of time due to scheduled drydocks. In each of the third and fourth quarters we will have one ITB drydock resulting in a predicted revenue reduction, which will have a considerable impact on our distribution coverage as well as EBITDA and net income. With that said, we still expect to exceed the 2005 forecast as published in our registration statement filed in October of 2004. I’d like to turn the call back to the moderator for questions.

 QUESTION AND ANSWER

Operator

 Thank you sir.

[Operator instructions]

And your first question comes from the line of Manish Shoera(ph) with Tiger Veda, please proceed.

 Manish Shoera  - Tiger Veda - Analyst

 Hello, hi.

Joe Gehegan -  U.S. Shipping Partners LP – President and COO

 Hello.

 Manish Shoera  - Tiger Veda - Analyst

 Hi, There’s been some debate in the market about the ‘06 outlook for the crude, international crude tanker business and I’m wondering if there were to be a collapse in rate or decline in rates to a previous mis-cycle levels whether that would have any impact on our domestic, Jones Act trade and similarly I don’t have a good feel for the international product tanker supply demand, I was wondering if you would care to comment on what that outlook might be in terms of rate for ‘05, ‘06 and ‘07. And my other question is, I’m wondering similar to the announcement that OSG made, I’m wondering what sort of shipyard capacity exists currently in terms of new builds for the market. That could potentially be used -

 Paul Gridley  - U.S. Shipping Partners LP - CEO

 Yes, Joe do you want to take the first two points and then I’ll comment on the shipyard capacity?

 Joe Gehegan  - U.S. Shipping Partners LP - President and COO

 Yes, I mean, as you know we’re in the Jones Act coastwise business so its really a niche business, its a protected business and I would say the vast majority of equipment is on long term charter. Either time chartered or contracts over frightening, there is a very small spot market right now, maybe 2 or 3 ships in that spot market currently out of approximately 50+ ships, not counting small parcel pieces, so I don’t think the foreign flag rates would have a dramatic impact on the US market at this particular time.

The second question I’m sorry was?

 Manish Shoera  - Tiger Veda - Analyst

 Your outlook for the international product tanker market because I suppose theoretically if those rates fell a lot then it might make sense for somebody in Florida to import crude from Europe relative to Texas if the rate essentially is material.

 Joe Gehegan  - U.S. Shipping Partners LP - President and COO

 Yes, I, I think that there’s always imports, there’s imports taking place right now and if they freight rate went down its possible the imports would increase, I think the imports are predicted to increase by approximately 5% however there is most of the barrels that we move are not traded barrels, they’re system barrels and they’re barrels that have to be moved out of refineries to various terminals for distribution. So again I don’t think that that would have an impact on us directly.

 Paul Gridley  - U.S. Shipping Partners LP - CEO

 Yes, over 90% of our revenues are contracted, on long-term contracts.

 Joe Gehegan  - U.S. Shipping Partners LP - President and COO

 System barrels.

 Paul Gridley  - U.S. Shipping Partners LP - CEO

 They’re system barreled, they’re basically barrels that will move along the coast of the United States between refineries, really refinery feed stocks, different blend stocks, different qualities, grades of gasoline that are really integral to the production efforts of the refinery system of the respective customer. So that we really didn’t see, we didn’t see too much impact in our business historically when rates were low and if they become low again we really, there’s always a marginal effect that we, we are generally not spot market players.

I guess as far as shipyard capacity is concerned, there is limited shipyard capacity in the United States to build tankers. OSG has made a commitment to the new building program at the Kvaerner Yard in Philadelphia and that is the — I think there’s still some questions about the specifics of that program but to our knowledge that’s the only program we’re aware of that has been announced. There are selected other facilities in the United States that can build tankers but recognize that because of the relative scarcity of new buildings in the United States, any new building project is going to have to fit into a yard that likely is also building for the US navy and may be doing also off shore construction work on rigs. So that there is competition for slots and those - the yards that tend to be capable of building a tanker would also tend to be navy yards that are also active in building these large rigs for offshore oil well development, and so forth.

 Manish Shoera  - Tiger Veda - Analyst

 I have few more questions then I’ll get back on the queue. In the back of queue.

 Paul Gridley  - U.S. Shipping Partners LP - CEO

 Okay great.

 Manish Shoera  - Tiger Veda - Analyst

 Thank you.

Operator

 And gentlemen our next question comes from the line of John Freeman with Raymond James. Please proceed.

 John Freeman  - Raymond James - Analyst

 Good afternoon guys.

Joe Gehegan -  U.S. Shipping Partners LP – President and COO

 Hey John, how you doing?

 John Freeman  - Raymond James - Analyst

 Good. You mentioned that you all decided to exercise the first option on another new build, ATB, I’m curious on the last call you said if you did decide to exercise that option that that vessel would probably be delivered by the fourth quarter of ‘06 and I’m just wondering if the events in terms of the delays on this first new bill would now push that back some.

 Paul Gridley  - U.S. Shipping Partners LP - CEO

 Actually the commitment is what pushed it back. It’s not the end. This 30-day delay that I indicated to you on the first one, I believe the next vessel will be delivered in February of ‘07.

 John Freeman  - Raymond James - Analyst

 In February ‘07.

Joe Gehegan -  U.S. Shipping Partners LP – President and COO

 Correct.

 Paul Gridley  - U.S. Shipping Partners LP - CEO

 Right, right, right.

 John Freeman  - Raymond James - Analyst

 Okay, and -

Joe Gehegan -  U.S. Shipping Partners LP – President and COO

 We’re looking, we’re looking John, we’re just, we’re looking to improve that in fact Paul and I had an all day meeting with the shipyard yesterday discussing that. So we’re looking to improve that delivery also.

Paul Gridley  - U.S. Shipping Partners LP - CEO

 I think our general feeling is that the shipyard is not, the delays we have encountered so far is not terribly material in terms of the trading in terms of our bottom line or the trading prospects of the vessel. As I think you know, the first ATB is completely fully chartered once she comes out.

We are generally pleased with the quality of work that’s being done and the progress that’s being made up there, improvements can always be made, we’ve suggested a few. There have been some, a few management changes at the yard, which we think are positive. Generally though we’re pleased with what the yards doing and we’re excited about building more ATBs with them.

Joe Gehegan -  U.S. Shipping Partners LP – President and COO

 And I think that they’ll benefit John from the learning curve on the first one which for subsequent units which is normal, the normal course of business.

 John Freeman  - Raymond James - Analyst

 Right, and along those lines I believe last call you mentioned since they’re behind they’re probably going to move to like a 6 day work schedule, did they do that and did it make any difference.

Joe Gehegan -  U.S. Shipping Partners LP – President and COO

 Yes, they moved to a 6 day work schedule, they’ve had some, they’ve had some delays as far as some production glitches, they’ve had some problems with some of their automated machines which they have now corrected so that’s causing them a little bit of a delay but they are, they are looking very hard right now on improving the efficiency of the work force.

 John Freeman  - Raymond James - Analyst

 Moving on to the newly acquired Darnell, any idea what the drydock costs associated with that time in Singapore will be and if there’ll be any material impact to maintenance cap ex this year and next.

 Joe Gehegan  - U.S. Shipping Partners LP - President and COO

 As far as the drydock cost is concerned we had budgeted a total of about $5 million but that also includes major spare parts. The vessel did not come with major spare parts, those spare parts were kept for the rest of the fleet that the navy operates, this was a vessel that was operating on charter to the navy so there was a fleet wide spares pool and we were not able to get some major spares, so that number includes major spares, such as tail shafts, propellers etc, as well as the drydocking and some, and some upgrades as far as navigation equipment is concerned.

 John Freeman  - Raymond James - Analyst

 Okay, and then, and maybe Al would know, the impact to maintenance to cap ex.

 Al Bergeron  - U.S. Shipping Partners LP - CFO

 Yes, what we’re going to do John is we’re going to take a look at the contribution that that vessel is going to make to EBITDA and we’re going to set aside the appropriate amount based upon the drydock once we take over this vessel I’ll work with Joe but again it would have no impact on distributable cash.

Joe Gehegan -  U.S. Shipping Partners LP – President and COO

 Right.

Paul Gridley  - U.S. Shipping Partners LP - CEO

 Generally speaking the - just to expand for a minute on the Darnell, the ship is generally speaking in very, very good condition, its been run to very high exacting standards by the US navy which has been effectively paying for its upkeep the last 20 years. So the vessel is fully coated, the coatings are in very, very good condition. The vessel is a high speed vessel, it has a top speed of 17 knots, it’s a good cubic, very tradable in our market, we’re looking forward to bringing this ship into the US Jones Act market, we think it will be a contributor to our business and we’re very excited to have it.

 John Freeman  - Raymond James - Analyst

 Okay and last question I have and then I’ll turn it over to somebody else. On the financing on that Darnell, you all mentioned basically that would be done out of cash in your credit facility, could you let me know what your cash position was at then end of the quarter and then maybe refresh my memory on the terms and the size of you all’s existing credit facility.

Paul Gridley  - U.S. Shipping Partners LP - CEO

 Sure, I’ll turn that over to Al but just to, just to answer the basic question, we’ve already received approval for a $30 million draw on our green shoe that’s in our existing debt facility. That has already been approved by the banks so the immediate funding of the drydock and the purchase is going to be coming out of the green shoe.

 Al Bergeron  - U.S. Shipping Partners LP - CFO

 That’s right. Yes, we have 31 million in cash at the end of the quarter we had a $90 million green shoe of which we’re going to take down 30 million and we’re going to balance our cash balance and our 30 million traunch in paying for the ATB.

 John Freeman  - Raymond James - Analyst

 Excellent, thanks guys.

Paul Gridley  - U.S. Shipping Partners LP - CEO

 Very, well, okay John.

Operator

[Operator Instructions]

You have a follow up from the line of Manish Shoera.

 Manish Shoera  - Tiger Veda - Analyst

 Hi.

Joe Gehegan – U.S. Shipping Partners LP – President and COO

 Hi.

 Manish Shoera  - Tiger Veda - Analyst

 I’m not aware of the economics of the ATB that was ordered would you mind going through the details and can you name the yard that this was placed with?

Joe Gehegan - U.S. Shipping Partners LP – President and COO

 Yes, as I indicated earlier it was, its being built at Senesco, South East New England Ship Building Company, they’re located at Quonset Point Rhode Island, just outside of Providence Rhode Island.

 Manish Shoera  - Tiger Veda - Analyst

 Okay. That’s S-E-N-E-S-C-O?

Joe Gehegan -  U.S. Shipping Partners LP – President and COO

 S-E-N-E-S-C-O, right.

 Al Bergeron  - U.S. Shipping Partners LP - CFO

 and the economics we’re looking at a revenue rate per day of about 27,000, and a contribution to EBITDA of about $7 million.

 Manish Shoera  - Tiger Veda - Analyst

 $7 million over -

Al Bergeron  - U.S. Shipping Partners LP - CFO

 Per annum.

 Manish Shoera  - Tiger Veda - Analyst

 I’m sorry?

Al Bergeron  - U.S. Shipping Partners LP - CFO

 Per year.

 Manish Shoera  - Tiger Veda - Analyst

 Per year, okay and that contract that 27,000 does it have any escalators and how long is it for?

Joe Gehegan -  U.S. Shipping Partners LP – President and COO

 The contract is for approximately 10 years and there are escalators in the contract.

 Manish Shoera  - Tiger Veda - Analyst

 Okay. Would you mind telling me what you had as your forecast in your registration statement in terms of the dividends for ‘05?

Paul Gridley  - U.S. Shipping Partners LP - CEO

 Yes, we forecasted $1.80 annualized dividends - annual dividend right. And we are on track to do that.

Al Bergeron  - U.S. Shipping Partners LP - CFO

 Right.

 Al Bergeron  - U.S. Shipping Partners LP - CFO

 And the ATB was included in that projection.

Paul Gridley  - U.S. Shipping Partners LP - CEO

 Right.

 Manish Shoera  - Tiger Veda - Analyst

 Okay, great, and when you said 90% of your, 90% of something is contracted that I guess of your capacity, is there a duration you can talk about as to how long that is contracted for also and do you benefit from rates moving up or down in that -

Paul Gridley  - U.S. Shipping Partners LP - CEO

 Al do you want -

 Al Bergeron  - U.S. Shipping Partners LP - CFO

 Yes, the majority of our equipment is on, is on either long term charter and long term charter meaning 2 or 3 years, we have contracts for freightment that go out as far as 10 years are concerned. This ATB that we’re talking about, that will be a contracted refreightment for 10 years and on subsequent ATBs, we’re looking at long term charters on those also.

And the vessels that we do have trading spot, we have 2 vessels trading in the spot market right now, are benefiting from the increased rates, as I indicated to you driven by a strong west coast market and the phasing out of some additional vessels as well as our chemical business which did very good in the second quarter, which is attributable to an escalation in contracts as well as a improved turnaround—

(inaudible -multiple speakers)

 Al Bergeron  - U.S. Shipping Partners LP - CFO

 generally strong markets, economic conditions.

Paul Gridley  - U.S. Shipping Partners LP - CEO

 Right.

 Manish Shoera  - Tiger Veda - Analyst

 Okay, great thank you so much.

Paul Gridley  - U.S. Shipping Partners LP - CEO

 Thank you.

Operator

 And gentlemen you have no further questions. I’d like to turn the call back over to you for any closing remarks.

 Paul Gridley  - U.S. Shipping Partners LP - CEO

 Okay, well we would just like to thank everyone for taking the time to be on this call with us today and we will be, be doing our next quarterly conference call in November of this year and we’ll announce the date on our web site, thank you very much.

Operator

 Thank you very much for your participation in today’s conference this concludes your presentation, you may now disconnect. Have a great day.

End of Filing